Exhibit 11

Computations of Earnings Per Common Share

	1998

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount

	(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders:

Continuing operations	$(3,526)	15,574		$(3,627)	15,472

Discontinued operations	(3,553)			(5,349)

Total	$(7,079)			$(8,976)

Continuing operations			$(0.22)			$(0.23)

Discontinued operations			(0.23)			(0.35)

Total			$(0.45)			$(0.58)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	1999

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount

	(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders:

Continuing operations	$(1,160)	18,133		$(6,219)	16,487

Discontinued operations	—			—

Total	$(1,160)			$(6,219)

Continuing operations			$(0.06)			$(0.38)

Discontinued operations			N/A			N/A

Total			$(0.06)			$(0.38)

Note: The Company’s subordinated debt, which is exchangeable into 2.8 million shares of the Company’s Class A Common Stock, was outstanding during the nine months ended September 30, 1998 and 1999 respectively, but was not included in the computation of diluted earnings per share as the effect was anti-dilutive. Options to purchase 2.3 million shares of Class A Common Stock were outstanding during the nine months ended September 30, 1999, but were not included in the computation of diluted earnings per share as the effect would have been anti-dilutive.

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